Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
EASTGROUP PROPERTIES, INC.:

We consent to the incorporation by reference in the registration statements (Nos. 333-159328 and 333-144785) on Form S-3 and the registration statements (Nos. 33-60909, 333-91405, 333-51666, 333-117308 and 333-125719) on Form S-8 of EastGroup Properties, Inc. of our reports dated February 26, 2010, with respect to the consolidated balance sheets of EastGroup Properties, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of EastGroup Properties, Inc.

/s/ KPMG LLP
Jackson, Mississippi
February 26, 2010

66